UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2017

Viking Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-29219	98-0199508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1330 Avenue of the Americas, Suite 23 A, New York, NY	10019
(Address of principal executive offices)	(zip code)

(212) 653-0946
(Registrant’s telephone number, including area code)

_____________________________________________
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

On May 15, 2017, Viking Investments Group, LLC (the “Simeo LLC”), an entity controlled by Tom Simeo, an officer and director of Viking Energy Group, Inc. (the “Company”), sold 14,046 shares of the Company’s Series C Preferred Stock (the “Shares”) to James A. Doris, the CEO and a director of the Company, in consideration of the purchase price of $20,000 paid from the personal funds of Mr. Doris (such sale the “Sale”). Prior to or simultaneous with closing the Sale, Mr. Simeo transferred the Shares to the Simeo LLC. As (1) Mr. Doris already held 14,046 shares of the Company’s Series C Preferred Stock prior to the Sale, as well as 2,000,000 shares of the Company’s common stock, (2) there are no other shares of Series C Preferred Stock outstanding, (3) there were 59,455,134 shares of common stock considered outstanding as of May 10, 2017, and (4) each of the preferred shares entitles the holder to 2,000 votes per share, the transfer of the Shares to Mr. Doris constituted a change of control. Mr. Doris now owns approximately 3.4% of the Company’s common stock and 100% of the Company’s Series C Preferred Stock.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 16, 2017, Tom Simeo resigned from all positions with the Company. Mr. Simeo’s resignation is not related to any disagreement with the Company.

Item 9.01 Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this report:

Exhibit No.	Description

17.1	Letter from Tom Simeo dated May 16, 2017.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Viking Energy Group, Inc.

Dated: May 17, 2017	By:	/s/ James Doris
James Doris
CEO & Director

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